Exhibit 3.193

CERTIFICATE OF FORMATION

OF

MPT OF NORTH CYPRESS, LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

FIRST: The name of the limited liability company is “MPT of North Cypress, LLC” (hereinafter, the “Limited Liability Company”).

SECOND: The address of the registered office required to be maintained pursuant to Section 18-104 of the Delaware Limited Liability Company Act is 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent, 19904. The name of the Company’s Registered Agent at such address is National Registered Agents, Inc.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 23rd day of May, 2005.

/s/ Kevin J. Wright
Kevin J. Wright, Esq., as authorized person

North Cypress LLC Cert